Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (Commission File Numbers 333-12156, 333-13818, 333-105213, 333-114668, 333-135218, 333-161796 333-166673 and 333-166674) pertaining to the Radware Ltd. 1997 Key Employee Share Incentive Plan and the Radware Ltd. 2010 Employee Share Purchase Plan, of our reports dated March 28, 2012, with respect to the Consolidated Financial Statements of Radware Ltd. and its subsidiaries and the effectiveness of internal control over financial reporting of Radware Ltd. and its subsidiaries, included in this Annual Report on Form 20-F for the year ended December 31, 2011.

Tel - Aviv, Israel March 28, 2012	/s/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global